American Assets Trust, Inc. Reports Fourth Quarter and Year-End 2012 Financial Results
Company Release - 2/19/13

SAN DIEGO - American Assets Trust, Inc. (NYSE: AAT) (the “Company”) today reported financial results for its fourth quarter and year-end December 31, 2012.

Financial Results and Recent Developments

•
Funds From Operations increased 36% and 29% to $0.38 and $1.35 per diluted share/unit for the three months and year ended December 31, 2012, respectively, compared to the same periods for the year ended December 31, 2011

•	Increasing 2013 annual guidance to a range of $1.38 to $1.46 with a midpoint of $1.42 of FFO per diluted share from our initial midpoint guidance of $1.40 of FFO per diluted share

•	Net income available to common stockholders of $28.6 million and $34.9 million for the three months and year ended December 31, 2012, respectively, or $0.73 and $0.90 per diluted share, respectively

•	Same-store GAAP NOI growth increased 13.0% and 5.8% for the three months and year ended December 31, 2012, respectively, compared to the same periods for the year ended December 31, 2011

•
$21 million acquisition of Geary Marketplace, a newly constructed, approximately 35,000 square foot, 100% leased, grocery-anchored shopping center in Walnut Creek, California, a high barrier to entry submarket in the San Francisco Bay Area

•	Sale of 160 King Street in San Francisco, California for approximately $94 million, resulting in a gain on sale of $36.7 million or approximately a 36% return on the initial acquisition price

•	$111 million 10-year interest-only mortgage loan secured by City Center Bellevue with a fixed rate of 3.98% closed on October 10, 2012

During the fourth quarter of 2012, the Company generated funds from operations (“FFO”) for common stockholders and unitholders of $21.7 million, or $0.38 per diluted share/unit compared to $16.3 million or $0.28 per diluted share/unit for the quarter ended December 31, 2011. For the year ended December 31, 2012, the Company generated FFO for common stockholders and unitholders of $77.5 million, or $1.35 per diluted share/unit compared to $57.3 million or $1.05 per diluted share/unit for the year ended December 31, 2011. Unitholders refers to holders of units of our operating partnership. The increase in FFO from the prior year was largely due to additional operating income from our 2011 and 2012 office acquisitions, primarily First & Main, Lloyd District Portfolio and City Center Bellevue.

Net income attributable to common stockholders was $28.6 million, or $0.73 per basic and diluted share, for the three months ended December 31, 2012 compared to $0.3 million, or $0.01 per basic and diluted share, for the three months ended December 31, 2011. For the year ended December 31, 2012, net income attributable to common stockholders was $34.9 million, or $0.90 per basic and diluted share compared to net income attributable to common stockholders of $2.9 million, or $0.08 per basic and diluted share, for the year ended December 31, 2011. The increase in net income attributable to common stockholders was largely due to the gain on sale of 160 King Street during the fourth quarter of 2012.

FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	December 31, 2012	September 30, 2012	December 31, 2011
Total Portfolio
Retail	97.0%	96.9%	95.0%
Office	93.3%	93.7%	93.9%
Multifamily	94.7%	96.2%	91.8%
Mixed-Use:
Retail	95.5%	97.4%	99.2%
Hotel	88.9%	90.2%	88.4%

Same-Store Portfolio
Retail	96.9%	96.9%	94.8%
Office	93.3%	93.8%	96.6%
Multifamily	94.7%	96.2%	91.8%
Mixed-Use:
Retail	95.5%	97.4%	—
Hotel	88.9%	90.2%	—

During the fourth quarter of 2012, the Company signed 29 leases for approximately 128,600 square feet of retail and office space, as well as 171 multifamily apartment leases. Renewals accounted for 100.0% of the comparable retail leases, 85.7% of the comparable office leases and 61.4% of the residential leases.

Retail and Office
On a comparable space basis (i.e., leases for which there was a former tenant) during the fourth quarter of 2012, our retail and office leasing spreads are shown below:

Q4 2012	Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Contractual Rent Per Sq. Ft.	Prior Average Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	13	33,000	4.6%	$33.32	$31.86	12.3%
Office	14	93,000	16.0%	$39.76	$34.28	16.1%

Multifamily
At December 31, 2012, the average monthly base rent per leased unit was $1,399 compared to an average monthly base rent per leased unit of $1,370 at September 30, 2012 and $1,404 at December 31, 2011.

Same-Store Operating Income
For the three months and year ended December 31, 2012, same-store property operating income increased approximately 13.0% and 5.8%, respectively, on a GAAP basis, compared to the corresponding periods in 2011. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)			Year Ended (2)
	December 31,			December 31,
	2012	2011	Change	2012	2011	Change
Retail	$17,827	$14,512	22.8%	$60,105	$56,038	7.3%
Office	12,005	11,824	1.5	24,918	24,045	3.6
Multifamily	2,418	2,129	13.6	8,938	8,743	2.2
Mixed-Use	4,371	3,946	10.8	—	—	—
	$36,621	$32,411	13.0%	$93,961	$88,826	5.8%

(1)
Same-store portfolio excludes One Beach Street, City Center Bellevue, Geary Marketplace and land held for development. Valencia Corporate Center and 160 King Street are excluded from same-store portfolio, as they are classified as discontinued operations for all periods presented.

(2)
Same-store portfolio excludes Solana Beach Towne Centre, Solana Beach Corporate Centre, Waikiki Beach Walk entities, First & Main, Lloyd District Portfolio, One Beach Street, City Center Bellevue, Geary Marketplace and land held for development. Valencia Corporate Center and 160 King Street are excluded from same-store portfolio, as they are classified as discontinued operations for all periods presented.

The increase in same-store retail net operating income is primarily due to an increase in rental revenue attributed to an increase in average percentage leased and higher average straight line rent for leases signed in 2012. Additionally, there was a decrease in retail rental expenses specifically related to an allowance recorded for an outstanding deferred rent receivable from Kmart in 2011.

Same-store office property operating income increased due to higher average straight line rent for leases signed in 2012.

Same-store multifamily property operating income increased for the year ended December 31, 2012 compared to the corresponding period in 2011 due to an increase in average percentage leased throughout 2012 and a decrease in operating expenses.

Acquisitions and Dispositions
On December 4, 2012, the Company sold 160 King Street, an office property located in San Francisco, California, for approximately $93.8 million and recognized a gain on sale of approximately $36.7 million during the fourth quarter of 2012. The sale was completed in connection with the reverse tax deferred exchange structured for the acquisition of City Center Bellevue pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended, and applicable state revenue and taxation code sections.
On December 19, 2012, we acquired Geary Marketplace in Walnut Creek, California, one of the San Francisco Bay Area's most desirable submarkets.  Geary Marketplace is a newly constructed, approximately 35,000 square foot, 100% leased, grocery anchored shopping center. The property sits within easy walking distance (just 1/5 of a mile via the I-680 overpass) to the Pleasant Hill BART station and Contra Costa Centre - one of the United States' top Transit Oriented Developments. Contra Costa Centre is home to over 2.4 million square feet of Class A office/commercial space, two full-service hotels and nearly 2,700 multi-family residential units. In total there are over 9,300 households within one mile of the property. The high barriers to entry for new developments in the area and the population's strong household incomes ensure a high probability of tenant retention for this well located, convenience based center. The purchase price was approximately $21.0 million, excluding closing costs of approximately $0.02 million.

Balance Sheet and Liquidity
At December 31, 2012, the Company had gross real estate assets of $1.9 billion and liquidity of $268.8 million, comprised of cash and cash equivalents of $42.5 million and approximately $226.3 million of availability on its line of credit.

Dividends
The Company declared dividends on its shares of common stock of $0.21 per share for the fourth quarter of 2012. The dividends were declared on October 30, 2012 to holders of record on December 14, 2012 and were paid on December 28, 2012. Total dividends paid on shares of the Company's common stock for the year ended December 31, 2012 were $0.84 per share.

In addition, the Company has declared a dividend on its common stock of $0.21 per share for the quarter ending March 31, 2013. The dividend will be paid on March 29, 2013 to stockholders of record on March 15, 2013.

2013 Guidance
The Company increased full year 2013 FFO per diluted share to a range of $1.38 to $1.46 per share with a midpoint of $1.42 of FFO per diluted share from its initial 2013 guidance of $1.35 to $1.44 with a midpoint of $1.40. The Company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments. The Company will discuss key assumptions regarding the increase in guidance tomorrow on the conference call.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates and the amount and timing of acquisition and development activities. The Company's actual results may differ materially from these estimates.

Conference Call
The Company will hold a conference call to discuss the results for the fourth quarter and year end 2012 on Wednesday, February 20, 2013 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-866-825-3308 and use the pass code 68217226. A telephonic replay of the conference call will be available beginning at 10:00 a.m. PT on Wednesday, February 20, 2013 through Wednesday, February 27, 2013. To access the replay, dial 1-888-286-8010 and use the pass code 27279353. A live on-demand audio webcast of the conference call will be available on the Company's website at www.americanassetstrust.com. A replay of the call will also be available on the Company's website.

Supplemental Information
Supplemental financial information regarding the Company's fourth quarter 2012 results may be found in the “Investor Relations” section of the Company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	December 31, 2012	December 31, 2011
Assets
Real estate, at cost
Operating real estate	$1,891,549	$1,600,643
Construction in progress	32,183	3,495
Held for development	14,944	24,675
	1,938,676	1,628,813
Accumulated depreciation	(270,494)	(224,867)
Net real estate	1,668,182	1,403,946
Cash and cash equivalents	42,479	112,723
Restricted cash	7,421	8,978
Marketable securities	—	28,235
Accounts receivable, net	6,440	6,810
Deferred rent receivables, net	29,395	22,344
Prepaid expenses and other assets	73,670	74,424
Assets of discontinued operations	—	51,821
Total assets	$1,827,587	$1,709,281
Liabilities and equity
Liabilities:
Secured notes payable	$1,044,682	$912,067
Accounts payable and accrued expenses	29,509	24,805
Security deposits payable	4,856	4,091
Other liabilities and deferred credits	62,811	55,579
Liabilities of discontinued operations	—	33,011
Total liabilities	1,141,858	1,029,553
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock $0.01 par value, 490,000,000 shares authorized, 39,664,212 and 39,283,796 shares outstanding at December 31, 2012 and December 31, 2011, respectively	397	393
Additional paid-in capital	663,589	653,645
Accumulated dividends in excess of net income	(25,625)	(28,007)
Total American Assets Trust, Inc. stockholders' equity	638,361	626,031
Noncontrolling interests	47,368	53,697
Total equity	685,729	679,728
Total liabilities and equity	$1,827,587	$1,709,281

American Assets Trust, Inc.
Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenue:
Rental income	$60,191	$51,458	$225,249	$194,168
Other property income	2,929	2,380	10,217	8,617
Total revenue	63,120	53,838	235,466	202,785
Expenses:
Rental expenses	17,287	16,723	64,089	58,133
Real estate taxes	4,947	4,549	22,025	18,746
General and administrative	4,063	3,091	15,593	13,627
Depreciation and amortization	16,576	15,293	61,853	55,936
Total operating expenses	42,873	39,656	163,560	146,442
Operating income	20,247	14,182	71,906	56,343
Interest expense	(15,152)	(14,236)	(57,328)	(54,580)
Early extinguishment of debt	—	—	—	(25,867)
Loan transfer and consent fees	—	—	—	(8,808)
Gain on acquisition	—	—	—	46,371
Other income (expense), net	(273)	614	(629)	212
Income from continuing operations	4,822	560	13,949	13,671
Discontinued operations
Income from discontinued operations	279	95	932	1,672
Gain on sale of real estate property	36,720	—	36,720	3,981
Results from discontinued operations	36,999	95	37,652	5,653
Net income	41,821	655	51,601	19,324
Net income attributable to restricted shares	(133)	(132)	(529)	(482)
Net loss attributable to Predecessor's noncontrolling interests in consolidated real estate entities	—	—	—	2,458
Net (income) loss attributable to Predecessor's controlled owners' equity	—	—	—	(16,995)
Net income attributable to unitholders in the Operating Partnership	(13,111)	(179)	(16,133)	(1,388)
Net income attributable to American Assets Trust, Inc. stockholders	$28,577	$344	$34,939	$2,917
Basic net income (loss) from continuing operations attributable to common stockholders per share	$0.08	$0.01	$0.24	$(0.02)
Basic net income from discontinued operations attributable to common stockholders per share	0.65	—	0.66	0.10
Basic net income attributable to common stockholders per share	$0.73	$0.01	$0.90	$0.08
Weighted average shares of common stock outstanding - basic	38,952,816	38,655,084	38,736,113	36,748,806
Diluted net income (loss) from continuing operations attributable to common stockholders per share	$0.08	$0.01	$0.24	$(0.02)
Diluted net income from discontinued operations attributable to common stockholders per share	0.65	—	0.66	0.10
Diluted net income attributable to common stockholders per share	$0.73	$0.01	$0.90	$0.08
Weighted average shares of common stock outstanding - diluted	57,054,425	57,051,173	57,053,909	54,219,807
Dividends declared per common share	$0.21	$0.21	$0.84	$0.80

Reconciliation of Net Income to Funds From Operations
The Company's FFO attributable to common stockholders and operating partnership unitholders and a reconciliation to net income is as follows (in thousands except shares and per share data):

	Three Months Ended	Year Ended
	December 31, 2012	December 31, 2012
Funds From Operations (FFO)
Net income	$41,821	$51,601
Depreciation and amortization of real estate assets (1)	16,656	63,011
Gain on sale of real estate	(36,720)	(36,720)
FFO, as defined by NAREIT	$21,757	$77,892
Less: Nonforfeitable dividends on incentive stock awards	(88)	(354)
FFO attributable to common stock and units	$21,669	$77,538
FFO per diluted share/unit	$0.38	$1.35
Weighted average number of common shares and units, diluted	57,266,950	57,262,767

(1)
The year ended December 31, 2012 includes depreciation and amortization on 160 King Street, which was sold on December 4, 2012. The year ended December 31, 2011 includes depreciation and amortization on 160 King Street and Valencia Corporate Center, which was sold on August 30, 2011. 160 King Street and Valencia Corporate Center are classified as discontinued operations.

Reported results are preliminary and not final until the filing of the Company's Form 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company's properties, all of which have real economic effects and could materially impact the Company's results from operations, the utility of FFO as a measure of the Company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company's performance. FFO should not be used as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including the Company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “Company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the Company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation's most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The Company's retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 2.6 million square feet. In addition, the Company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. In 2011, the Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607